Sound Financial Bancorp, Inc. Earns $3.9 Million or $1.50 per share in 2013, Capping Record Year of Profitability

Declares quarterly dividend of $0.05 per share

Seattle, Wash., January 30, 2014 -- Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the "Company") for Sound Community Bank (the "Bank"), today reported net income of $3.9 million for the year ended December 31, 2013, or $1.50 per diluted common share, as compared to net income of $2.6 million, or $1.00 per diluted common share, for 2012.  For the fourth quarter 2013, the Company reported net income of $1.0 million, or $0.39 per diluted common share, as compared to net income of $994,000, or $0.38 per diluted common share, for the third quarter of 2013, and $888,000, or $0.34 per diluted common share, for the same period in the prior year.

“This was the most profitable year in the history of the Company,” said President and CEO Laurie Stewart.  “Compared to 2012, loan growth, credit quality and earnings per share all improved.  We remain focused on being a full service community financial institution in the communities where we do business.  We are fortunate to be in such excellent markets and we anticipate expanding market share in each of our markets in 2014.”

The Company also announced today that its Board of Directors declared a cash dividend on Sound Financial Bancorp common stock of $0.05 per share, payable on February 27, 2013 to stockholders of record as the close of business on February 13, 2013.

Highlights for the fourth quarter of 2013 include:

•	Net interest income increased 3.6% to $4.5 million

•	Provision for loan losses decreased 55.6% to $200,000

•	Loans increased 2.9% to $390.9 million

•	Deposits increased 2.0% to $348.3 million

•	Nonperforming loans decreased 20.3% to $1.5 million

•	Annualized net charge-offs decreased 39 basis points to 0.14% for the quarter

•	Tier 1 leverage ratio of 10.00%; Total risk-based capital of asset ratio of 14.32%

Highlights for the full year of 2013 include:

•	Net interest income increased 9.5% to $17.3 million

•	Provision for loan losses decreased 70.2% to $1.4 million

•	Loans increased $64.2 million, or 19.6% to $390.9 million

•	Deposits increased $36.3 million, or 11.6% to $348.3 million

•	Nonperforming assets decreased 57.8% to $2.7 million

•	Net charge-offs decreased 115 basis points to 0.40%

Capital ratios exceeded regulatory requirements for a well-capitalized financial institution on a holding company and bank level at December 31, 2013.

 Operating Results

Net interest income increased by $601,000, or 15.4% to $4.5 million in the fourth quarter of 2013, compared to $3.9 million in the fourth quarter a year ago, primarily due to higher average loan balances.  Net interest income increased by $1.5 million, or 9.5% to $17.3 million for the year ended December 31, 2013, compared to $15.8 million for the year ended December 31, 2012.

The net interest margin was 4.38% for the fourth quarter of 2013, compared to 4.65% for the fourth quarter of 2012. The decline in the net interest margin was primarily due to lower loan yields due to the continued low interest rate environment.  For the year ended December 31, 2013, the net interest margin was 4.52%, compared to 5.00% for the year ended December 31, 2012.

The provision for loan losses in the fourth quarter of 2013 was $200,000, compared to $850,000 for the fourth quarter a year ago.  For the year ended December 31, 2013, the provision for loan losses was $1.4 million, compared to $4.5 million for the year ended December 31, 2012.  The decline was primarily due to lower charge-offs and lower average balances of nonperforming loans which was partially offset by higher average loan balances and changes in the composition of our loan portfolio.

Noninterest income decreased by $467,000, or 28.7% to $1.2 million in the fourth quarter of 2013, compared to $1.6 million in the fourth quarter a year ago, primarily due to a decrease in the gain on sale of loans and reduced mortgage servicing income as a result of reduced refinancing activity in the second half of 2013.  For the year ended December 31, 2013, noninterest income decreased $47,000 or 0.9%, to $4.9 million, compared to $5.0 million for the year ended December 31, 2012.  A decline in the gain on sale of loans and mortgage servicing income was offset by a positive fair value adjustment on mortgage servicing rights.

Total noninterest expense for the fourth quarter of 2013 was $4.0 million, up 18.3% compared to $3.4 million for the fourth quarter of 2012.  Noninterest expense for the year ended December 31, 2013 was $15.1 million, up 22.2% compared to $12.4 million for the year ended December 31, 2012.  The increase in noninterest expense from a year ago was primarily due to increased salaries and benefits as a result of a modest increase in FTEs as well as increased data processing expenses resulting from new products and services rolled out throughout 2013.  Additionally, there were $722,000 in expenses related to Fannie Mae repurchases and settlement which were not seen in 2012 but may continue in 2014.

The efficiency ratio for the fourth quarter of 2013 was 68.33%, compared to 57.77% for the fourth quarter of 2012.   The efficiency ratio was 62.82% for the year ended December 31, 2013, compared to 55.15% for the year ended December 31, 2012.  The increase in the efficiency ratio compared to a year ago was primarily due to higher salary and benefits as a result of a modest increase in FTEs and the increase in expenses related to Fannie Mae repurchases and settlements.

Balance Sheet Review, Capital Management and Credit Quality

The Company's total assets increased 16.2% to $442.6 million at December 31, 2013, from $381.0 million at December 31, 2012.  This increase was primarily a result of higher loan balances which increased $64.2 million from the end of 2012, including a $23.0 million increase in commercial and multifamily loans.  In addition, we experienced a $21.7 million increase in residential mortgage loans and an $18.8 million increase in construction and land loans in 2013, reflecting the improvement in the housing market in the communities we serve.

The investment securities available-for-sale portfolio totaled $15.4 million at December 31, 2013, compared to $22.9 million at December 31, 2012.  At December 31, 2013, the securities available-for-sale portfolio was comprised of $11.1 million agency mortgage-backed securities (all issued by U.S. Government sponsored entities), $2.4 million in private-label mortgage-backed securities and $1.9 million in municipal bonds.

Loans, excluding loans held-for-sale, totaled $390.9 million at December 31, 2013, an increase of 19.6% from $326.7 million at December 31, 2012.  Commercial real estate loans account for 40.1% of the portfolio, of which 29.5% were owner-occupied.  Residential real estate loans account for 30.0% of the portfolio.  Home equity, manufactured and other consumer loans account for 15.1% of the portfolio.  Construction and land account for 11.3% of the portfolio and commercial and industrial loans account for the remaining 3.5% of total loans at December 31, 2013.

The weighted average yield on the loan portfolio was 5.23% for the fourth quarter of 2013, compared to 5.55% for the same period in 2012.

Nonperforming assets ("NPAs"), which include non-accrual loans, accruing loans 90 days and more delinquent, and OREO and other repossessed assets, totaled $2.7 million, or 0.61% of total assets, at December 31, 2013, compared to $6.4 million, or 1.68% of total assets, a year ago.

The following table summarizes our NPAs at December 31, 2013 and December 31, 2012:

Nonperforming Loans:	At Dec 31, 2013		At Dec 31, 2012
(in $000s, unaudited)	Balance	Mix	Balance	Mix
One- to four- family	$382	14.1%	$1,143	17.8%
Home equity loans	223	8.2	717	11.2
Commercial and multifamily	820	30.3	1,347	21.0
Construction and land loans	-	nm	471	7.3
Manufactured	106	3.9	29	0.5
Other consumer	-	nm	8	0.1
Commercial business	-	nm	197	3.1
Total nonperforming loans	1,531	56.5%	3,912	61.0%
Other Real Estate Owned (“OREO”) and Other Repossessed Assets:
One- to four- family	1,086	40.1	1,318	20.5
Commercial and multifamily	-	nm	1,073	16.7
Manufactured	92	3.4	112	1.7
Total OREO and repossessed assets	1,178	43.5	2,503	39.0
Total nonperforming assets	$2,709	100.0%	$6,415	100.0%

nm = not meaningful

The following table summarizes the allowance for loan losses:

	For the Year Ended:
Allowance for Loan Losses	Dec 31,	Dec 31,
(in $000's, unaudited)	2013	2012
Balance at beginning of year	$4,248	$4,455
Provision for loan losses during the year	1,350	4,525
Net charge-offs during the year	(1,421)	(4,732)
Balance at end of year	$4,177	$4,248

Total loans	390,926	326,744
Total nonperforming loans	1,531	3,912

Allowance for loan losses to total loans	1.07%	1.30%
Allowance for loan losses to total nonperforming loans	272.83%	110.88%

The decrease in the allowance for loan losses at December 31, 2013, compared to December 31, 2012, was primarily due to improved credit metrics of our loan portfolio, as well as a decrease in net charge-offs.  Net charge-offs totaled $1.4 million for the year ended December 31, 2013, compared to net charge-offs of $4.7 million for the year ended December 31, 2012.

Deposits increased 11.6% to $348.3 million at December 31, 2013, compared to $312.1 million at December 31, 2012.  Borrowings from the FHLB of Seattle increased 97.7% to $43.2 million at December 31, 2013, compared to $21.9 million at December 31, 2012.

The total cost of deposits decreased 5 basis points to 0.64% during the year ended December 31, 2013, from 0.69% for the year ended December 31, 2012.  The total cost of borrowings decreased 189 basis points to 0.64% during the year ended December 31, from 2.53% during the year ended December 31, 2012 as long term borrowing were replaced with lower-rate short term borrowings.

Sound Financial Bancorp, Inc., a bank holding company established in August 2012, is the parent company of Sound Community Bank, established in 1953 and headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim and Port Angeles. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with an additional Loan Production Office in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.

Forward Looking Statement Disclaimer

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains statements that are not historical or current fact and constitute forward-looking statements.  In some cases, you can identify these statements by words such as "may", "might", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential", or "continue", the negative of these terms and other comparable terminology.  Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business.

These statements are only predictions based on our current expectations and projections about future events, and there are or may be important factors that could cause our actual results for 2013 and beyond to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially, include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage, consumer and other loans, real estate values, competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services.

CONSOLIDATED INCOME STATEMENTS				Sequential Quarter	Year over Year
(in $000's, unaudited)	Dec 31, 2013	Sep 30, 2013	Dec 31, 2012	% Change	% Change
Interest income	$5,119	$4,886	$4,472	4.8%	14.5%
Interest expense	622	544	576	14.3	8.0
Net interest income before provision for loan losses	4,497	4,342	3,896	3.6	15.4
Provision for loan losses	200	450	850	(55.6)	(76.5)
Net interest income after provision for loan losses	4,297	3,892	3,046	10.4	41.1
Noninterest income:
Service charges and fee income	557	551	581	1.1	(4.1)
Increase in cash surrender value of life insurance	118	74	60	59.5	96.7
Mortgage servicing income	70	184	204	(62.0)	(65.7)
Gain on sale of loans	173	310	836	(44.2)	(79.3)
Other noninterest income	243	239	(53)	1.7	558.5
Total noninterest income	1,161	1,358	1,628	(14.5)	28.7
Noninterest expense:
Salaries and employee benefits	1,981	1,705	1,770	16.2	11.9
Operations expense	1,141	991	779	15.1	46.5
Data processing	333	318	242	4.7	37.6
Losses and expenses related to OREO	73	164	164	(55.5)	(55.5)
Other noninterest expense	442	391	400	13.0	10.5
Total noninterest expense	3,970	3,569	3,355	11.2	18.3
Income before income taxes	1,488	1,681	1,319	(11.5)	12.8
Income tax expense	482	539	431	(10.6)	11.8
Net income	$1,006	$1,142	$888	(11.9)	13.3

PER COMMON SHARE DATA
(unaudited)
Basic earnings per share	$0.40	$0.39	$0.34	2.6%	17.6%
Diluted earnings per share	$0.39	$0.38	$0.34	2.6	14.7
Weighted average basic shares outstanding	2,532	2,577	2,588	(1.7)	(2.2)
Weighted average diluted shares outstanding	2,597	2,634	2,628	(1.4)	(1.2)
Common shares outstanding at period-end
Book value per share

KEY FINANCIAL RATIOS
(unaudited)
Return on average assets	0.92%	0.96%	0.95%	(4.2)%	(3.2)%
Return on average equity	8.68	8.64	8.26	0.5	5.1
Net interest margin	4.38	4.55	4.65	(3.7)	(5.8)
Efficiency ratio	68.33	63.34	57.77	7.9	18.3

CONSOLIDATED INCOME STATEMENTS	Year Ended		Year over Year
(in $000's, unaudited)	Dec 31, 2013	Dec 31, 2012	Change
Interest income	$19,626	$18,175	8.0%
Interest expense	2,312	2,360	(2.0)
Net interest income before provision for loan losses	17,314	15,815	9.5
Provision for loan losses	1,350	4,525	(70.2)
Net interest income after provision for loan losses	15,964	11,290	41.4
Noninterest income:
Service charges and fee income	2,270	2,218	2.3
Increase in cash surrender value of life insurance	348	239	45.6
Mortgage servicing income	457	550	(16.9)
Gain on sale of loans	967	2,063	(53.1)
Other noninterest income	870	-111	(883.8)
Total noninterest income	4,912	4,959	(0.9)

Noninterest expense:
Salaries and employee benefits	7,206	6,011	19.9
Operations expense	3,950	2,787	41.7
Data processing	1,287	1,011	27.3
Losses and expenses related to OREO	1,036	921	12.5
Other noninterest expense	1,642	1,648	(0.4)
Total noninterest expense	15,121	12,378	22.2
Income before income taxes	5,755	3,871	48.7
Income tax expense	1,815	1,231	47.4
Net income	$3,940	$2,640	49.2

PER COMMON SHARE DATA
(unaudited)
Basic earnings per share	$1.53	$1.01	51.5%
Diluted earnings per share	$1.50	$1.00	50.0
Common shares outstanding at period-end	2,510	2,588	(3.0)
Book value per share	$18.53	$16.79	10.4

KEY FINANCIAL RATIOS
(unaudited)
Annualized return on average equity	8.68%	7.64%	13.6%
Annualized return on average assets	0.92	0.74	24.3
Net interest margin	4.52	5.00	(9.6)
Efficiency ratio	62.82	55.15	13.9

CONSOLIDATED BALANCE SHEET				Sequential Quarter	Year over Year
(in $000's, unaudited)	Dec 31, 2013	Sep 30, 2012	Dec 31, 2012	% Change	% Change
ASSETS
Cash and cash equivalents	$15,334	$13,961	$12,727	9.8%	20.5%
Securities available-for-sale, at fair value	15,421	16,639	22,900	(7.3)	(32.7)
Loans held-for-sale	130	1,664	1,725	(92.2)	(92.5)
Loans:
One- to four- family residential	117,452	114,720	93,953	2.4	25.0
Home equity	35,155	35,317	35,364	(0.5)	(0.6)
Commercial and multifamily	156,600	147,768	132,898	6.0	17.8
Construction and land	44,300	43,780	25,458	1.2	74.0
Manufactured homes	13,496	13,966	16,228	(3.4)	(16.8)
Other consumer	10,255	9,393	8,650	9.2	18.6
Commercial business	13,668	14,842	14,193	(7.9	(3.7)
Total loans, gross	390,926	379,786	326,744	2.9	19.6
Allowance for loan losses	(4,177)	(4,115)	(4,248)	1.5	(1.7)
Loans, net	386,749	375,671	322,496	2.9	19.9
Accrued interest receivable	1,366	1,313	1,280	4.0	6.7
Bank-owned life insurance	11,068	10,950	7,220	1.1	53.3
OREO and other repossessed assest, net	1,178	981	2,503	20.1	(52.9)
Mortgage servicing rights, at fair value	2,984	2,843	2,306	5.0	29.4
FHLB stock, at cost	2,314	2,336	2,401	(0.9)	(3.6)
Premises and equipment, net	2,138	2,174	2,256	(1.7)	(5.2)
Other assets	3,929	3,196	3,230	22.9	21.6
Total assets	$442,611	$431,428	$381,044	2.6	16.2
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposit, noninterest-bearing	34,594	34,575	31,427	0.1	10.1
Demand deposit, interest-bearing	70,639	56,320	28,540	25.4	147.5
Savings and money market	85,578	94,105	117,130	(9.1)	(26.9)
Time deposits	157,528	156,342	134,986	0.8	16.7
Total deposits	348,339	341,342	312,083	2.0	11.6
Accrued interest payable and other liabilities	4,546	3,520	3,640	29.1	24.9
Borrowings	43,221	40,381	21,864	7.0	97.7
Total liabilities	396,106	385,805	337,587	2.7	17.3
Shareholders' Equity:
Common stock	26	26	26	0.0	0.0
Paid-in capital	23,830	24,370	24,789	(2.2)	(3.9)
Unearned shared – ESOP	(1,369)	(1,598)	(1,598)	(14.3)	(14.3)
Retained earnings	24,287	23,410	20,736	3.7	17.1
Accumulated other comprehensive loss	(269)	(285)	(496)	(5.6)	(45.8)
Total shareholders' equity	46,505	45,923	43,457	1.3	7.0
Total liabilities and shareholders' equity	442,611	$431,728	381,044	2.5	16.2

CREDIT QUALITY DATA				Sequential Quarter	Year over year
(in $000's, unaudited)	Dec 31, 2013	Sep 30, 2012	Dec 31, 2012	% Change	% Change
Nonaccrual loans	$490	$1,161	$3,003	(57.8)%	(83.7)%
Nonperforming restructured loans and loans over 90 days past due and on accrual	1,041	761	909	36.8	14.5
Total nonperforming loans	1,531	1,922	3,912	(20.3)	(60.9)
OREO and other repossessed assets	1,178	981	2,503	20.1	(52.9)
Total nonperforming assets	2,709	2,903	6,415	(6.7)	(57.8)

Performing restructured loans on accrual	5,404	5,705	5,614	(5.3)	(3.7)
Net charge-offs during the quarter	138	464	936	(70.3)	(70.0)
Provision for loan losses during the quarter	200	450	850	(55.6)	(70.2)
Allowance for loan losses	4,177	4,115	4,248	1.5	(1.7)
Classified assets	7,192	9,212	11,166	(21.9)	(21.9)

Allowance for loan losses to total loans	1.07%	1.08%	1.30%	(0.9)	(17.7)
Allowance for loan losses to total nonperforming loans	272.83%	206.58%	110.59%	32.1	146.1
Nonperforming loans to total loans	0.39%	0.50%	1.20%	(22.0)	(67.5)
Nonperforming assets to total assets	0.61%	0.67%	1.68%	(9.0)	(63.7)

OTHER PERIOD-END STATISTICS
(in $000's, unaudited)
Sound Community Bank:
Loan to deposit ratio	111.74%	111.26%	103.34%	0.4	8.1%
Noninterest-bearing deposits / total deposits	10.32	10.13	12.44	1.9	(17.0)
Leverage ratio	10.00	10.32	10.12	(3.1)	(1.2)
Tier 1 risk-based capital ratio	13.07	13.03	13.35	0.3	(2.1)
Total risk-based capital ratio	14.32	14.28	14.60	0.3	(1.9)

Media:	Financial:
Laurie Stewart	Matt Deines
President/CEO	EVP/CFO
(206) 448-0884 x306	(206) 448-0884 x305